UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 19, 2009

CAPE COD AQUACULTURE CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-152563 (Commission File Number)	26-1679683 (IRS Employer Identification No.)

440 Massasoit Road Eastham, MA 02642
 (Address of Principal Executive Offices, Zip Code)

617-513-8876
 (Registrant's Telephone Number, Including Area Code)

Not applicable
-----------------------------------------------------------------------
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.    Corporate Governance and Management

Item 5.01 Changes in Control of Registrant.

On October 19, 2009, James Bright, the principal shareholder of Cape Cod AquaCulture Corp. (the “Company”), entered into a Stock Purchase Agreement which provided for the sale of 8,500,000 shares of common stock of the Company (the “Purchased Shares”) to Derek Jackson (the “Purchaser”). The consideration paid for the Purchased Shares, which represent 78.27% of the issued and outstanding share capital of the Company on a fully-diluted basis, was $75,000. The source of the cash consideration for the Purchased Shares was Mr. Jackson’s personal funds.

There are no arrangements or understandings among members of both the former and new control persons and their associates with respect to the election of directors of the Company or other matters.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 19, 2009, in connection with the disposition of the Purchased Shares, James Bright resigned from his positions as the sole officer of the Company and (ii) the Board of Directors of the Company elected Derek Jackson as President, Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer of the Company. Mr. Jackson was also appointed as a director of the Company, which appointment shall become effective ten (10) days after the delivery to the shareholders of the Company of an Information Statement pursuant to Rule 14f-1.

Derek Jackson, age 41, is the President and Chief Executive Officer of Hustla Music Corporation, a New York corporation involved in the development and management of musicians. He has been in that position since he founded the company in October 2001.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit 10.1	Stock Purchase Agreement dated October 20, 2009, between James Bright and Derek Jackson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPE COD AQUACULTURE CORP.

By:           /s/ Derek Jackson______________
Name:                      Derek Jackson
Title:           President and Chief Executive Officer

Date:  October 20, 2009